EXHIBIT 99.1
PRESS RELEASE Contact: Michael Senken
Phone: (770) 651-9100

MIMEDX ANNOUNCES RECORD RESULTS FOR
THE THIRD QUARTER OF 2017 AND
RAISES FULL YEAR REVENUE GUIDANCE

MIMEDX OPERATING INCOME GROWS 88% ON 31% REVENUE GROWTH
RECORD CASH FLOW FROM OPERATIONS OF $18.0 MILLION

Marietta, Georgia, October 26, 2017, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts and patent-protected processes for multiple sectors of healthcare, announced today its record results for the third quarter of 2017.
Third Quarter 2017 Financial Highlights

•	Q3 2017 revenue of $84.6 million exceeded MiMedx guidance range of $79 to $80 million

•	Q3 2017 revenue grew 31% over Q3 2016 revenue

•	Wound Care revenue of $61.9 million grew 24% over Q3 2016

•	Surgical, Sports Medicine and Orthopedics (SSO) revenue of $22.7 million grew 56% over Q3 2016

•	26 of 27 quarters of meeting or exceeding revenue guidance

•	Distributor and OEM revenue was below 5%

•	First nine months of 2017 revenue grew 33% over first nine months of 2016

•	Days Sales Outstanding (DSO) of 65 days, an improvement of 7 days from prior quarter end

•	Gross profit margin increased to 89% compared to 88% in Q3 2016

•	Operating Income of $8.8 million increased 88% over Q3 2016

•	Net income of $17.5 million increased 426% over Q3 2016

•	Positive Net Cash Flow from Operations of $18.0 million compared to $2.8 million in Q3 2016

•	Returned $29.2 million to MiMedx shareholders through share repurchases in the quarter

•	23rd consecutive quarter of positive Adjusted EBITDA*

•	Adjusted EBITDA* of $15.6 million increased 38% over Q3 2016

•	GAAP EPS of $0.15 (diluted) compared to $0.03 (diluted) for Q3 2016

•	Adjusted EPS* of $0.08 (diluted) compared to $0.06 (diluted) for Q3 2016
* See the accompanying tables for definitions of each Non-GAAP metric. Reconciliations of GAAP Net Income to Adjusted EBITDA, GAAP Gross Margin to Adjusted Gross Margin, and GAAP Net Income to Adjusted Net Income and Adjusted Diluted Net Income Per Share appear in the tables below. These non-GAAP measures include, but are not limited to, adjustments for non-cash charges associated with purchase accounting related to the Stability Biologics acquisition and divestiture, normalization of tax expense, one-time non-recurring cash charges and share based compensation expense.
The Company recorded record revenue for the 2017 third quarter of $84.6 million, a $20.1 million or 31% increase over 2016 third quarter revenue of $64.4 million. The Company’s gross margin for the quarter ended September 30, 2017, was 89%, as compared to the 88% gross margin in the third quarter of 2016. Operating Income for the third quarter of 2017 was $8.8 million, a $4.1 million or 88% increase, as compared to Operating Income of $4.7 million in the third quarter of 2016. Net Income for the third quarter of 2017 was $17.5 million, or $0.15 per diluted common share including $0.09 related to the Stability Biologics divestiture, a $14.1 million or 426% increase, as compared to Net Income of $3.3 million, or $0.03 per diluted common share in the third quarter of 2016. Net income for the quarter includes a $4.3 million gain on the divestiture of Stability Biologics as well as discrete tax benefits on the transaction totalling $5.7 million. Adjusted

EBITDA* for the quarter ended September 30, 2017, was $15.6 million, a $4.3 million or 38% improvement, as compared to Adjusted EBITDA* of $11.4 million for the third quarter of 2016.
Revenue for the nine months ended September 30, 2017 was $233.6 million, a $58.5 million or 33% increase over revenue for the nine months ended September 30, 2016 of $175.1 million. The Company’s gross margin for the nine months ended September 30, 2017, was 88%, as compared to 87% gross margin in the same period of 2016. Operating Income for the first nine months of 2017 was $22.2 million, a $12.5 million or 129% increase, as compared to Operating Income of $9.7 million in the first nine months of 2016. Net Income for the first nine months of 2017 was $29.9 million, or $0.26 per diluted common share, including the gain on the divestiture of $0.09 per diluted common share, a $23.4 million or 360% increase, as compared to Net Income of $6.5 million, or $0.06 per diluted common share, in the first nine months of 2016. Adjusted EBITDA* for the nine months ended September 30, 2017, was $42.2 million, a $11.7 million or 38% improvement, as compared to Adjusted EBITDA* of $30.5 million for the nine months ended September 30, 2016.
Third quarter 2017 Research & Development (“R&D”) expenses were $5.5 million or 6.5% of Net Sales, an increase of $2.6 million over third quarter 2016 R&D expenses of $2.9 million. R&D expenses for the first nine months of 2017 were $14.4 million or 6.2% of Net Sales, an increase of $5.8 million over R&D expenses of $8.6 million for the same period of 2016. The increase was driven by greater investments in clinical trials.
Selling, General and Administrative (“SG&A”) expenses for the third quarter of 2017 were $60.2 million, a $12.1 million increase over third quarter of 2016 SG&A expenses of $48.2 million. SG&A expenses for the first nine months of 2017 were $168.5 million, a $36.9 million increase over SG&A expenses of $131.6 million for the same period in 2016. Increases in SG&A were primarily due to the continuation of the buildup of the Company’s direct sales force in Wound Care and SSO sales channels, as well as legal costs.
The Company recorded an income tax credit in the quarter of $4.4 million, as compared to income tax expense of $1.3 million in the third quarter of 2016. The credit was primarily due to discrete income tax benefits related to the Stability Biologics divestiture and equity compensation adjustments from stock option exercises in the quarter.
Management Commentary
Parker H. “Pete” Petit, Chairman and CEO stated, “Our third quarter results were impressive and showed extremely strong growth in revenue, robust increases in profit, solid reduction of accounts receivable DSOs and substantive increase in our cash flow from operations. Based on all factors for measuring an organization’s performance, this was an outstanding quarter. I am extremely pleased with the momentum our sales organization has built, and it continues to strengthen quarter over quarter. All of our operational, administrative and corporate functions are contributing to this growing momentum.”
Bill Taylor, President and COO, said, “We are particularly pleased that we achieved such strong third quarter results even with the disruptions and terrible effects of the hurricanes. We continue to expand our direct sales force in order to capture the significant market opportunities available to the Company. Our direct sales currently account for more than 95% of our total revenue. Our network of distributors and Original Equipment Manufacturer (OEM) accounts represent less than 5% of total revenue. Our strategy to establish a significant direct sales presence in many ‘secondary markets’ has proven to be quite effective and a solid contributor to our growth.”
“The third quarter was a prolific one for us in the advancement of our clinical study initiatives,” noted Petit. “Early in the fourth quarter, the landmark venous leg ulcer (VLU) clinical study of MiMedx EpiFix® was published. Patients treated with EpiFix showed complete healing rates of 60% within 12 weeks and 71% within 16 weeks. EpiFix demonstrated statistical and clinical superiority over Standard of Care (SOC) in the treatment of non-healing, full thickness VLUs. The only other randomized clinical trial comparing a biologically active product to SOC in treating non-healing VLU involved a product that holds the next largest market share behind EpiFix, and this product took twice as long (24 weeks vs 12 weeks with EpiFix) to heal an equivalent percentage of patients.”
Petit continued, “Towards the end of the quarter, we filed an Investigational New Drug (IND) Phase 2B application for AmnioFix® Injectable in the treatment of osteoarthritis of the knee. Shortly after the end of the quarter, we were notified by the Food and Drug Administration (FDA) that this Phase 2B study could proceed. This clinical trial represents a significant opportunity for the Company. The first two Biologics License Application (BLA) indications for use we are currently targeting for AmnioFix Injectable are General Tendonitis and Osteoarthritic Knee Pain. The musculoskeletal degeneration market opportunity for these first two BLA indications exceeds $12 billion. We anticipate significant adoption of AmnioFix Injectable due to its non-degenerative nature and potential to meaningfully reduce the use of opioid-based pain medication by people suffering from tendonitis and osteoarthritis. During the quarter, we were also notified by the FDA that our IND Phase 3 Achilles Tendonitis clinical study could proceed.”
Taylor added, “It is extremely important to highlight the potential for AmnioFix Injectable to significantly reduce the predominant use of opioid-based pain medications. With the application of AmnioFix Injectable in the management of the pain resulting from tendonitis and osteoarthritis, these patients will have a sustainable alternative to today’s prevalent medications that are opioid-based. The use and abuse of opioids in pain management has become an epidemic, and we are confident that this societal factor along with the regenerative properties of AmnioFix Injectable, which are in sharp contrast to corticosteroid use, will contribute to a widespread adoption and utilization of AmnioFix Injectable in the treatment of tendonitis and osteoarthritis.
“At the end of the quarter, we completed the divestiture of Stability Biologics. As reported earlier, this aspect of our business was not a strategic fit with our new focus on becoming a predominantly biopharmaceutical company. With the divestiture completed, we expect to have stronger gross profit margins and better return on investment (ROI) opportunities in biopharma compared to those in the cadaveric tissue category,” noted Taylor.
“Along with our excellent third quarter operational results and the multiple advances we made in our clinical study initiatives, the third quarter marked significant progress in numerous other areas. We made significant headway in our legal actions defending our intellectual property and protecting against patent infringement. We successfully cleared all protracted hurdles put up by the defendants, and are now set for our first patent trial in January 2018. Also, we reached settlement in one and won many favorable judicial rulings in our other lawsuits against employees terminated for selling competitive products. Additionally, we have taken the appropriate legal actions against short sellers and others, and have taken steps to publically expose the coordinated scheme levied against the Company by these short sellers. We will not stand for the tortious interference and damage to the value of our shareholders’ investment in MiMedx caused by the illegal actions of these short sellers and their ’free speech’ shills,” concluded Petit.
Liquidity and Cash Flow
Cash on hand as of September 30, 2017, was $36.5 million, as compared to $34.4 million as of December 31, 2016. Cash from operations for the quarter was $18.0 million as compared to $2.8 million for the 2016 third quarter, and year-to-date was $42.1 million compared to $9.1 million for the first nine months of last year. Cash used for investing activities was $1.4 million for the third quarter of 2017 and $4.1 million year-to-date, and mainly comprised of capital expenditures primarily in support of increased production capacity driven by our projected demand. Net cash flow used in financing activities for the third quarter was $27.6 million and $35.8 million year-to-date, which includes $29.2 million in repurchases of MiMedx stock under the Company’s share repurchase plan for the quarter and $44.0 million year-to-date. The effect of these share repurchases on net cash flow from financing activities was somewhat offset by the proceeds from exercised stock options of $2.4 million for the quarter and $11.6 million year-to-date.
Share Repurchase Program
During the third quarter of 2017, the Company acquired $29.2 million in repurchased shares, and since the May 2014 inception of the program through September 30, 2017, the Company acquired a total of $100 million in repurchased shares. From the inception of the program through September 30, 2017, shares acquired through the Share Repurchase Program represent approximately 9% of the Company’s total diluted shares outstanding. On October 9, 2017, the MiMedx Board of Directors authorized an additional increase of $10 million to the Company’s Share Repurchase Program, bringing the total authorized through October 9, 2017 to $110 million. At today’s meeting of the MiMedx Board of Directors, an additional increase of $10 million to the Company’s Share Repurchase Program was authorized by the MiMedx Board, bringing the total authorized through October 26, 2017 to $120 million. The Company reiterated its belief that the acquisition of undervalued MiMedx shares continues to be a prudent use of the Company’s capital, and based on the high growth profile in both MiMedx revenue and profit, these stock acquisitions should produce an extremely anti-dilutive result.
Stability Biologics Divestiture
On September 30, 2017, the Company completed the previously announced divestiture of its wholly owned subsidiary, Stability Biologics, LLC, (f/k/a Stability Inc.), back to the former stockholders of Stability Inc. The Company received total consideration of $21.2 million net of transaction costs, and divested net assets totaling $16.9 million, resulting in a one-time gain of $4.3 million. The consideration included a promissory note issued by Stability Biologics in the principal amount of $3.5 million in favor of MiMedx and a waiver by the former stockholders of Stability Inc. of all claims and rights to any Earn-Out consideration. The Stability divestiture is expected to be accretive to GAAP earnings by $0.02 per fully diluted common share on an annualized basis.
Revenue Breakdown
The Company distinguishes revenue in two categories: (1) Wound Care and (2) SSO applications. For the third quarter of 2017, Wound Care revenue was $61.9 million, representing a year over year increase of 24%, driven by continued sales force and market expansion. For the quarter, SSO revenue was $22.7 million, representing a 56% increase over prior year, driven by sales force expansion and new product introductions. For the nine month period ended September 30, 2017 Wound Care Revenue was $171.4 million or 31% increase over prior year while SSO revenue was $62.2 million or 42% over prior year.
Fourth Quarter and Full Year 2017 Guidance Highlights
MiMedx provided its revenue guidance for the fourth quarter of 2017, raising both the upper and the lower ends of its revenue guidance range for full year 2017. The Company also reiterated its previously communicated guidance range for full year gross profit margins, increased its GAAP EPS guidance range as a result of the divestiture of Stability Biologics, and narrowed its guidance range for Adjusted EPS*. The Company’s fourth quarter and full year 2017 guidance includes:

•	Fourth quarter of 2017 revenue forecasted to be in the range of $87 to $88 million

•	2017 revenue guidance increased to the range of $320.6 to $321.6 million

•	Gross profit margins for 2017 expected to be in the range of 89% to 90%

•	GAAP EPS (FD) for 2017 projected to be in the range of $0.31 to $0.32

•	Adjusted EPS(FD)* for 2017 projected to be in the range of $0.31 to $0.32

Earnings Call
MiMedx will host its standard live broadcast of the Company’s third quarter conference call on Friday, October 27, 2017 at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx conference call will be available online at the Company’s website at www.mimedx.com. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.
Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, see the accompanying tables to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.
About MiMedx
MiMedx® is the leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. “Innovations in Regenerative Medicine" is the framework behind our mission to give physicians products and tissues to help the body heal itself. We process the human placental tissue utilizing our proprietary PURION® Process among other processes, to produce safe and effective allografts. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization. MiMedx is the leading supplier of placental tissue, having supplied over 1,000,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.
Important Cautionary Statement
This press release includes forward-looking statements, including statements regarding expectations for fourth quarter and full year 2017 revenue, full year 2017 gross profit margin, EPS and Adjusted EPS for 2017, opportunities for stronger gross profit and return on investment in biopharma compared to the cadaver tissue category, sales momentum, future revenue, the future level of days sales outstanding, expected widespread adoption of AmnioFix for treating tendonitis and osteoarthritis, and the potential contribution of pending clinical studies. These statements also may be identified by words such as “believe,” “except,” “may,” “plan,” “potential,” “will” and similar expressions, and are based on our current beliefs and expectations. Forward-looking statements are subject to significant risks and uncertainties, and we caution investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include the risk that the actual fourth quarter and full year 2017 may not materialize as expected; the results of clinical studies may be delayed or below expectations; that sales momentum and revenue growth may moderate; that we may fail to obtain regulatory approvals on a timely basis; that our products may not be adopted as quickly or as broadly as we expect; and that days sales outstanding may increase. For more detailed information on the risks and uncertainties, please review the Risk Factors section of our most recent annual report or quarterly report filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and we assume no obligation to update any forward-looking statement.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2017 (unaudited)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$36,522	$34,391
Accounts receivable, net	59,581	67,151
Inventory, net	10,419	17,814
Prepaid expenses	6,662	5,894
Other current assets	926	1,288
Total current assets	114,110	126,538
Property and equipment, net of accumulated depreciation	13,264	13,786
Goodwill	19,894	20,203
Intangible assets, net of accumulated amortization	10,377	23,268
Deferred tax asset, net	17,671	9,114
Other assets	3,391	354
Total assets	$178,707	$193,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,767	$11,436
Accrued compensation	15,092	12,365
Accrued expenses	8,613	10,941
Current portion of earn out liability	—	8,740
Income taxes	2,329	5,768
Other current liabilities	358	1,482
Total current liabilities	35,159	50,732
Earn out liability	—	8,710
Other liabilities	1,076	821
Total liabilities	36,235	60,263
Commitments and contingencies
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 150,000,000 shares authorized; 112,703,926 issued and 111,035,248 outstanding at September 30, 2017 and 110,212,547 issued and 109,862,787 outstanding at December 31, 2016	112	110
Additional paid-in capital	163,446	161,261
Treasury stock at cost: 1,668,678 shares at September 30, 2017 and 349,760 shares at December 31, 2016	(24,784)	(2,216)
Accumulated earnings (deficit)	3,698	(26,155)
Total stockholders' equity	142,472	133,000
Total liabilities and stockholders' equity	$178,707	$193,263

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$84,573	$64,429	$233,592	$175,139
Cost of sales	9,599	7,997	26,972	23,338
Gross margin	74,974	56,432	206,620	151,801

Operating expenses:
Research and development expenses	5,481	2,919	14,430	8,582
Selling, general and administrative expenses	60,233	48,179	168,498	131,599
Amortization of intangible assets	418	631	1,451	1,889
Operating income	8,842	4,703	22,241	9,731

Other income (expense)
Gain on divestiture	4,274	—	4,274	—
Interest expense, net	(43)	(87)	(337)	(254)

Income before income tax provision	13,073	4,616	26,178	9,477
Income tax provision (expense) benefit	4,384	(1,295)	3,675	(2,984)

Net income	$17,457	$3,321	$29,853	$6,493

Net income per common share - basic	$0.16	$0.03	$0.28	$0.06

Net income per common share - diluted	$0.15	$0.03	$0.26	$0.06

Weighted average shares outstanding - basic	106,871,436	105,991,990	106,469,278	105,927,890

Weighted average shares outstanding - diluted	117,501,925	112,361,179	116,547,006	112,193,701

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income	$17,457	$3,321	$29,853	$6,493
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	1,013	838	3,074	2,394
Amortization of intangible assets	418	631	1,451	1,889
Amortization of inventory fair value step-up	50	247	203	1,471
Amortization of deferred financing costs	45	45	135	136
Impairment of intangible assets	357	—	357	—
Share-based compensation	5,306	4,701	15,232	13,826
Change in deferred income taxes	(7,527)	(93)	(8,557)	(449)
Gain on divestiture	(4,274)	—	(4,274)	—
Increase (decrease) in cash, net of effects of acquisition and divestiture, resulting from changes in:
Accounts receivable	(1,248)	(8,565)	5,165	(7,671)
Inventory	1,110	(1,354)	3,738	(3,599)
Prepaid expenses	1,532	(241)	(792)	(2,023)
Other assets	(666)	195	(402)	286
Accounts payable	244	1,656	478	(3,941)
Accrued compensation	519	566	2,873	(4,223)
Accrued expenses	605	(324)	(2,228)	2,020
Income taxes	3,152	1,233	(3,438)	2,621
Other liabilities	(142)	(11)	(794)	(82)
Net cash flows from operating activities	17,951	2,845	42,074	9,148

Cash flows from investing activities:
Purchases of equipment	(1,303)	(1,546)	(3,998)	(5,301)
Stability acquisition	—	—	—	(7,631)
Fixed maturity securities redemption	—	—	—	3,000
Patent application costs	(90)	(188)	(144)	(515)
Net cash flows from investing activities	(1,393)	(1,734)	(4,142)	(10,447)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,398	532	11,590	2,548
Share repurchase under repurchase plan	(29,289)	(6,848)	(44,032)	(10,378)
Share repurchase for tax withholdings on vesting of restricted stock	(671)	(208)	(3,337)	(892)
Deferred financing costs	—	(45)	—	(106)
Payments under capital lease obligations	(7)	(7)	(22)	(21)
Net cash flows from financing activities	(27,569)	(6,576)	(35,801)	(8,849)

Net change in cash	(11,011)	(5,465)	2,131	(10,148)

Cash and cash equivalents, beginning of period	47,533	23,803	34,391	28,486
Cash and cash equivalents, end of period	$36,522	$18,338	$36,522	$18,338

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

In addition to our GAAP results, we provide certain Non-GAAP metrics including Adjusted EBITDA, Adjusted Gross Margin, Adjusted Net Income and Adjusted Diluted Net Income per share. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA consists of GAAP Net Income excluding: (i) depreciation and amortization, (ii) interest income and expense, (iii) income taxes, (iv) one time acquisition related costs, (v) the effect of purchase accounting due to acquisitions, (vi) share-based compensation expense, and (vii) gain on divestiture. Due to the impact of the acquisition of Stability in January 2016, we have decided to provide additional adjusted non-GAAP measures to provide comparability of normal ongoing operating results. Beginning in 2016, we have reported Adjusted Gross Margin, Adjusted Net Income and Adjusted Diluted Net Income per Share to normalize results for comparison purposes. Adjusted Gross Margin consists of GAAP gross margin excluding amortization of inventory fair value step-up. Adjusted Net Income and Adjusted Diluted Net Income per share consists of GAAP net income excluding: (i) one time acquisition related costs, (ii) amortization of inventory fair value step-up, (iii) amortization of intangible assets, (iv) share-based compensation and (v) gain on divestiture. Reconciliations of GAAP net income to Adjusted EBITDA, GAAP Gross Margin to Adjusted Gross Margin and GAAP Net Income to Adjusted Net Income and Adjusted Diluted Net Income per Share for the three and nine months ended September 30, 2017 and 2016 appear in the tables below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income (Per GAAP)	$17,457	$3,321	$29,853	$6,493

Add back:
Gain on divestiture	(4,274)	—	(4,274)	—
Income tax expense (benefit)	(4,384)	1,295	(3,675)	2,984
One time costs incurred in connection with acquisition	—	237	—	1,088
One time inventory costs incurred in connection with acquisition	50	247	203	1,578
Other interest expense, net	43	87	337	254
Depreciation expense	1,013	838	3,074	2,394
Amortization of intangible assets	418	631	1,451	1,889
Share-based compensation	5,306	4,701	15,232	13,826
Adjusted EBITDA	$15,629	$11,357	$42,201	$30,506

Reconciliation of "Adjusted Gross Margin” defined as Gross Margin before Amortization of inventory fair value step-up
(in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Gross Margin (Per GAAP)	$74,974	$56,432	$206,620	$151,801

Non-GAAP Adjustments:
One time inventory costs incurred in connection with acquisition	50	247	203	1,578
Gross Margin before Amortization of inventory fair value step-up	$75,024	$56,679	$206,823	$153,379
Adjusted Gross Margin	88.7%	88.0%	88.5%	87.6%

Reconciliation of "Adjusted Net Income" and "Adjusted Diluted Net Income" per share defined as Net Income less Amortization, One Time Costs, Share-Based Compensation and Gain on Divestiture (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income (Per GAAP)	$17,457	$3,321	$29,853	$6,493

Non-GAAP Adjustments:
Tax rate normalization*	(7,439)	(539)	(11,355)	(901)
Gain on divestiture	(4,274)	—	(4,274)	—
One time costs incurred in connection with acquisition	—	237	—	1,088
One time inventory costs incurred in connection with acquisition	50	247	203	1,578
Amortization of intangible assets	418	631	1,451	1,889
Share - based compensation	5,306	4,701	15,232	13,826
Estimated income tax impact from adjustments	(1,996)	(2,384)	(5,920)	(7,686)
Adjusted Net Income	$9,522	$6,214	$25,190	$16,287
Adjusted Diluted Net Income per Share	$0.08	$0.06	$0.22	$0.15
Denominator for diluted earnings per share - weighted average shares adjusted for dilutive securities	117,501,925	112,361,179	116,547,006	112,193,701

*Assumes a normalized tax rate of 41% for 2016 and 35.1% for 2017.